Exhibit (n)

FRONTIER FUNDS, INC.

AMENDED AND RESTATED

RULE 18f-3 MULTIPLE CLASS PLAN

Effective as of May 14, 2007, as Amended December 9, 2011, November 1, 2012

and February 19, 2015

Frontier Funds, Inc. (the “Company”), on behalf of certain of its series (each, a “Fund,” and collectively, the “Funds”), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of shares of the Funds.  A majority of the Board of Directors of the Company (the “Board of Directors”), including a majority of the Directors who are not “interested persons” of the Company (as defined in the 1940 Act), has determined in accordance with Rule 18f-3(d) that the following plan (the “Plan”) is in the best interests of each class individually and the Company as a whole.  Appendix A, as it may be amended from time to time, lists the Funds that have approved the Plan and the classes of each such Fund.

1.

Class Designation.  Each Fund may offer multiple classes of shares to be known as the Class Y shares, the Service Class shares and the Institutional Class shares (each, a “Class,” and collectively, the “Classes”).

2.

Class Characteristics.  Each Class will represent interests in the same portfolio of investments and will be identical in all respects to the other Classes, except as set forth below:

Institutional Class Shares

Institutional Class shares will be offered for sale at net asset value without the imposition of a sales charge, Rule 12b-1 fee or shareholder servicing fee.  Institutional Class shares of each Fund will be sold directly by each Fund to institutional investors such as employee benefit plans, endowments, foundations, trusts and corporations meeting the applicable minimum investment requirements.  Sales will generally be subject to minimum initial and subsequent purchase amounts at a higher level than Class Y or Service Class shares.  The minimum initial and subsequent minimum investments will be specified from time to time in each Fund’s prospectus.

Class Y Shares

Class Y shares may be offered through broker-dealers and financial institutions who hold Class Y shares for the benefit of their customers, to institutions, employee benefit plans and individual retirement accounts not meeting the minimum investment requirements applicable to Institutional Class shares, and directly to individual investors by the Fund’s distributor.  Class Y shareholders will generally have smaller accounts than holders of Institutional Class shares, are likely to engage in more frequent shareholder transactions and will require more shareholder services, to be provided by broker-dealers, other financial institutions and/or retirement plan administrators who hold Class Y shares for the benefit of their customers, as well as by the Fund’s distributor and transfer agent.

Class Y shares will be offered for sale at net asset value (as described in each Fund’s registration statement).  Class Y shares will be subject to a distribution plan (the “Distribution

Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act, which provides for an annual distribution fee of up to 0.25% of the average daily net assets of a Fund attributable to Class Y shares, computed on an annual basis.  Class Y shares also will be subject to an annual shareholder servicing fee of up to 0.15% of the average daily net assets of a Fund attributable to Class Y shares, computed on an annual basis.  The Distribution Plan fees and shareholder servicing fees for the Class Y shares will be used to pay:  (a) the Fund’s distributor a distribution fee of up to 0.25% in connection with the promotion and distribution of Class Y shares and a shareholder servicing fee of up to 0.15% for shareholder services provided by financial intermediaries; and (b) others who render assistance in distributing, promoting or providing shareholder services to shareholders of Class Y shares.

Service Class Shares

Service Class shares may be offered through broker-dealers and financial institutions who hold Service Class shares for the benefit of their customers, to institutions, employee benefit plans and individual retirement accounts not meeting the minimum investment requirements applicable to Institutional Class shares, and directly to individual investors by the Fund’s distributor.  Service Class shareholders will generally have smaller accounts than holders of Institutional Class shares, are likely to engage in more frequent shareholder transactions and will require more shareholder services, to be provided by broker-dealers, other financial institutions and/or retirement plan administrators who hold Service Class shares for the benefit of their customers, as well as by the Fund’s distributor and transfer agent.

Service Class shares will be offered for sale at net asset value without the imposition of a sales charge or Rule 12b-1 fee.  Service Class shares will be subject to an annual shareholder servicing fee of up to 0.15% of the average daily net assets of a Fund attributable to Service Class shares, computed on an annual basis.  The shareholder servicing fees for the Service Class shares will be used to pay:  (a) a shareholder servicing fee of up to 0.15% for shareholder services provided by financial intermediaries; and (b) others who render assistance in providing shareholder services to shareholders of Service Class shares.

3.

Expense Allocations.  The following expenses for each Fund will be allocated on a Class-by-Class basis, to the extent applicable and practicable:  (a) fees under the Distribution Plan; (b) shareholder servicing fees identified as being attributable to a specific Class of shares; (c) accounting, auditor, litigation or other legal expenses relating solely to a particular Class; and (d) expenses incurred in connection with shareholder meetings as a result of issues relating to a particular Class.  Income, realized and unrealized capital gains and losses, and expenses of a Fund not allocated to a particular Class will be allocated on the basis of the net asset value of each Class in relation to the net asset value of the Fund.  Notwithstanding the foregoing, a service provider for a Fund may waive or reimburse the expenses of a specific Class or Classes to the extent permitted under Rule 18f-3 of the 1940 Act.

4.

Exchanges and Conversions.  There are no conversion features associated with the Class Y, Institutional Class and Service Class.  Holders of any Class of shares shall have the ability to exchange their shares with the same Class of shares of another Fund, as described from time to time in the prospectus relating to such Fund, if applicable.  Holders of a Class of shares shall have the ability to exchange between Classes of a Fund or another Fund only if the investor meets the eligibility and minimum initial or subsequent investment requirements of the Class into which the holder would like to exchange and if the Fund and Class are open to new investors.

5.

General.  Shares of each Class will have equal voting rights and liquidation rights, and are voted in the aggregate and not exclusively by Class except in matters where a separate vote is required by the 1940 Act, or when the matter affects only the interest of a particular Class, such as each Class’ respective arrangements under Rule 18f-3 of the 1940 Act.  Each Class will have in all other respects the same rights and obligations as each other Class.  On an ongoing basis, the Board of Directors will monitor the Plan for any material conflicts between the interests of the Classes of shares.  The Board of Directors will take such action as is reasonably necessary to eliminate any conflict that develops.  Each Fund’s investment adviser and distributor will be responsible for alerting the Board of Directors to any material conflicts that may arise.  Any material amendment to this Plan must be approved by a majority of the Board of Directors, including a majority of the directors who are not interested persons of the Company, as defined in the 1940 Act.  This Plan is qualified by and subject to the then current prospectus for the applicable Class, which contains additional information about that Class.

Appendix A

Rule 18f-3 Multi-Class Plan
Frontier Funds, Inc.

Frontier Netols Small Cap Value Fund

Institutional Class

Class Y

Frontier Timpani Small Cap Growth Fund

Institutional Class

Class Y

Frontier MFG Global Plus Fund

Institutional Class

Class Y

Appendix A amended:   February 15, 2015